                              EMPLOYMENT AGREEMENT


         This Employment Agreement (the "Agreement"), made and entered into as of the 15th day of June, 2001 (the "Effective Date") by and between Predictive Systems, Inc., a Delaware corporation with principal offices located at 417 Fifth Avenue, New York, New York (the "Company"), and Andrew Zimmerman (the "Executive"). The Company and the Executive may be referred to herein individually as a "Party" or collectively as the "Parties".

                                   WITNESSETH

         WHEREAS, the Company has a need for the Executive's personal services in an executive capacity; and

         WHEREAS, the Executive possesses the necessary strategic, financial, planning, operational and managerial skills necessary to fulfill those needs; and

         WHEREAS, the Executive and the Company desire to enter into a formal Employment Agreement to fully recognize the contributions of Executive to the Company and to assure continuous harmonious performance of the affairs of the Company.

         NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:

1.       Position and Duties.

         (a) The Company hereby agrees to employ the Executive to serve in the role of Chief Executive Officer of the Company, subject to the limitations set forth herein. The Executive shall be responsible for the general management of the affairs of the Company. The Executive accepts such employment upon the terms and conditions set forth herein, and further agrees to perform to the best of his abilities the duties generally associated with his position, as well as such other duties commensurate with his position as Chief Executive Officer as may be reasonably assigned by the Board. The Executive shall, at all times during the Term (as defined below), report directly to the Board. The Executive shall perform his duties diligently and faithfully and shall devote his full business time and attention to such duties, provided however, that nothing herein shall preclude the Executive from (i) serving on the boards of directors of a reasonable number of other corporations with the prior written approval of the Board (which approval shall not be unreasonably withheld), (ii) serving on the boards of a reasonable number of trade associations and/or charitable organizations, (iii) engaging in charitable activities and community affairs and
(iv) managing his personal investments and affairs, provided that such activities do not conflict or interfere with the effective discharge of his duties and responsibilities under this Agreement, or otherwise violate any of the terms of this Agreement.

         (b) The Executive shall be elected to the Board within one month of the Effective Date and shall be a member of the Board, with all rights and privileges of a member of the Board, during the Term.

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         (c) It is understood and agreed that the Executive shall be granted an unpaid leave of absence from the Effective Date of this Agreement through July 9, 2001 (the "Start Date").

2.       Term of Employment and Renewal.

         The term of Executive's employment under this Agreement will commence on the Effective Date. Subject to the provisions of Section 10 of this Agreement, the term of Executive's employment hereunder shall be for an initial term of three (3) years from the Start Date (the "Initial Term"). The Initial Term of this Agreement shall be automatically extended for successive one (1) year periods (each a "Renewal Period") unless the Company or the Executive gives written notice to the other at least ninety (90) days prior to the expiration of the Initial Term or a Renewal Period, of such Party's election not to extend this Agreement. References herein to the "Term" shall mean the Initial Term as it may be so extended by one or more Renewal Periods. The last day of the Term is the "Expiration Date."

3.       Compensation and Benefits.

         (a) Salary. Commencing on the Start Date, the Company agrees to pay the Executive a base salary at an annual rate of Three Hundred Thousand Dollars ($300,000), payable in such installments as is the policy of the Company (the "Salary"), but no less frequently than monthly. The Salary shall be eligible for annual review by the Board beginning with calendar year 2003, but in no event shall the Salary increase prior to the second anniversary of the Start Date.

         (b) Bonuses. The Executive shall be entitled to receive bonuses as follows:

                  (i) The Executive shall receive a signing bonus of One Hundred Thousand Dollars ($100,000), payable on or about the Start Date of this Agreement.

                  (ii) The Executive shall be eligible to receive an annual cash bonus for each calendar year of employment with the Company (the "Annual Bonus") up to a maximum of Two Hundred Thousand Dollars ($200,000). Payment of Fifty Thousand Dollars ($50,000) of the Annual Bonus shall be at the discretion of the Board. Payment of One Hundred Fifty Thousand Dollars ($150,000) of the Annual Bonus shall be based on achievement of performance goals to be mutually agreed upon by the Executive and the Board. Performance goals for the Annual Bonus may have up to three tiers pursuant to which the Executive may receive specified percentages of the maximum Annual Bonus based upon partial achievement of the performance goals.

                  (iii) The Executive shall be eligible to receive an additional annual cash bonus for each calendar year of employment with the Company (the "Stretch Bonus") up to a maximum of Two Hundred Thousand Dollars ($200,000). Payment of the Stretch Bonus shall based on achievement of stretch performance goals agreed upon by the Executive and the Board to represent achievable, but exceptional, performance. Performance goals for the Stretch Bonus may have up to two tiers pursuant to which the Executive may receive specified percentages of the maximum Stretch Bonus based upon partial achievement of the performance goals.

                  (iv) Performance goals for the Annual Bonus and stretch performance goals for the Stretch Bonus shall be set, in writing, no later than thirty (30) days after the Start Date for


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calendar year 2001, and no later than thirty (30) days after the commencement of each calendar year thereafter.

                  (v) Achievement of the performance goals and the stretch performance goals with respect to each calendar year of the Company shall be determined in good faith by the Board as soon as possible after the end of each calendar year. Any Annual Bonus and any Stretch Bonus payable with respect to such year shall be paid to the Executive within ninety (90) days after the achievement of the performance goals and the stretch performance goals has been determined.

                  (vi) The Annual Bonus and the Stretch Bonus for the year 2001 shall be prorated to reflect the Executive's commencement of service on July 9, 2001.

                  (vii) The amount of the Annual Bonus and the Stretch Bonus shall be eligible for annual review by the Board beginning with calendar year 2003, but in no event shall the maximum amount of the Annual Bonus or the Stretch Bonus increase prior to the second anniversary of the Start Date.

         (c) Benefits. The Executive shall be entitled to participate in all employee benefit plans which the Company provides or may establish from time to time for the benefit of its employees or senior-level executives, including, without limitation, group life, medical, surgical, dental and other health insurance, short and long-term disability, deferred compensation, profit-sharing and similar plans subject to the terms and conditions of the applicable plans and/or policies. The Executive shall also be entitled to paid vacation of twenty
(20) days per year, in accordance with the Company's vacation policy.

         (d) Stock Options. As of the Effective Date, the Company shall grant the Executive stock options as follows:

                  (i) an option to purchase Five Hundred Thousand (500,000) shares of the Company's common stock at an exercise price equal to the closing selling price of the Company's stock on the Nasdaq National Market on the date of the grant ("Fair Market Value"), subject to the terms and conditions of the Company's 1999 Stock Incentive Plan, the form of Notice of Grant of Stock Option attached as Exhibit B-1 and the form of Stock Option Agreement attached as Exhibit B-2;

                  (ii) an option to purchase One Million One Hundred Thousand (1,100,000) shares of the Company's common stock at an exercise price equal to Fair Market Value on the date of grant subject to the terms and conditions as provided in the form of Stand-Alone Notice of Stock Option Grant attached as Exhibit C and the form of Stand-Alone Stock Option Agreement attached as Exhibit D; and

                  (iii) an option to purchase Four Hundred Thousand (400,000) shares of the Company's common stock at an exercise price equal to two (2) times the Fair Market Value on the date of grant subject to the terms and conditions as provided in the form of Stand-Alone Notice of Stock Option Grant attached as Exhibit E and the form of Stand-Alone Stock Option Agreement attached as Exhibit D.


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Each of the foregoing options shall vest as to 25% of the option shares covered by such option on the first anniversary of the grant, and in thirty-six (36) equal monthly installments thereafter, as long as the Executive remains employed by the Company on such vesting dates, subject to the terms of this Agreement and the relevant Stock Option Agreements referred to above.

         (e) Other Long-Term Incentives. The Executive shall be eligible to participate in any ongoing long-term incentive programs of the Company subject to the terms and conditions of such programs.

         (f) Perquisites. The Executive shall be entitled to perquisites on the same basis as provided to other senior-level executives of the Company from time to time.

         (g) Expenses. The Company shall pay or reimburse the Executive for all reasonable out-of-pocket expenses actually incurred by him during the Term in performing services hereunder, provided that the Executive properly accounts for such expenses in accordance with the Company's policies. Upon submission of appropriate documentation, the Company shall also pay for 50% of the attorneys' fees incurred by the Executive in connection with preparation of this Agreement, but in no event shall the Company pay more than $7500.

4.       Confidentiality, Disclosure of Information.

         (a) The Executive recognizes and acknowledges that the Executive will have access to Confidential Information (as defined below) relating to the business or interests of the Company or of persons with whom the Company may have business relationships. Except as permitted herein, the Executive will not during the Term, or at any time thereafter, use, disclose or permit to be known by any other person or entity, any Confidential Information of the Company (except (i) as required by applicable law, by a court of law or an arbitrator, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with jurisdiction to do so, (ii) as necessary in the good faith furtherance of the Company's business objectives, as long as the Executive seeks, to the maximum extent possible, to protect such Confidential Information through contractual or other legal mechanism; (iii) with the Board's prior written authorization). The term "Confidential Information" means information relating to the Company's business affairs, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, employment agreements (other than this Agreement), personnel policies, the substance of agreements with customers, suppliers and others, marketing arrangements, customer lists, commercial arrangements or any other information relating to the Company's business that is not generally known to the public or to actual or potential competitors of the Company (other than through a breach of this Agreement). This obligation shall continue until such Confidential Information becomes available to the public or the relevant trade or industry, other than pursuant to a breach of this Section 4 by the Executive, regardless of whether the Executive continues to be employed by the Company.

         (b) It is further agreed and understood by and between the parties to this Agreement that all "Company Materials," which include, but are not limited to, computers, computer software, computer disks, tapes, printouts, source, HTML and other code, flowcharts, schematics, designs, graphics, drawings, photographs, charts, graphs, notebooks, customer lists, sound recordings, other tangible or intangible manifestation of content, and all other documents whether printed, typewritten, handwritten, electronic, or stored on computer disks, tapes, hard drives, or any other tangible medium, as well as samples, prototypes, models, products and the like, shall be the exclusive property of the Company and, upon termination of Executive's employment with the Company, and/or upon the request of the Company, all Company Materials, including copies thereof, as well as all other Company property then in the Executive's possession or control, shall be returned to and left with the Company except for any documents for which the Company has given written consent to removal and except for his personal Rolodex, calendars, diaries, personal files and similar items, provided that such items must be examined by an authorized agent of the Company and all Confidential Information deleted prior to being retained by the Executive.

5.       Inventions Discovered by Executive.

         The Executive shall promptly disclose to the Company any invention, improvement, discovery, process, formula, or method or other intellectual property, whether or not patentable or copyrightable (collectively, "Inventions"), conceived or first reduced to practice by the Executive, either alone or jointly with others, while performing services hereunder (or, if based on any Confidential Information, at any time during or after the Term), (a) which pertain to any line of business activity of the Company, whether then conducted or then being actively planned by the Company, with which the Executive was or is involved, (b) which is developed using time, material or facilities of the Company, whether or not during working hours or on the Company premises, or (c) which directly relates to any of the Executive's work during the Term, whether or not during normal working hours. The Executive hereby assigns to the Company all of the Executive's right, title and interest in and to any such Inventions. During and after the Term, the Executive shall execute any documents necessary to perfect the assignment of such Inventions to the Company and to enable the Company to apply for, obtain and enforce patents, trademarks and copyrights in any and all countries on such Inventions, including, without limitation, the execution of any instruments and the giving of evidence and testimony, without further compensation beyond the Executive's agreed compensation during the course of the Executive's employment. Without limiting the foregoing, the Executive further acknowledges that all original works of authorship by the Executive, whether created alone or jointly with others, related to the Executive's employment with the Company and which are protectable by copyright, are "works made for hire" within the meaning of the United States Copyright Act, 17 U.S.C. ss. 101, as amended, and the copyright of which shall be owned solely, completely and exclusively by the Company. If any Invention is considered to be work not included in the categories of work covered by the United States Copyright Act, 17 U.S.C. ss. 101, as amended, such work is hereby assigned or transferred completely and exclusively to the Company. The Executive hereby irrevocably designates counsel to the Company as the Executive's agent and attorney-in-fact to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce the Company's rights under this Section. This Section 5 shall survive the termination of this Agreement. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" (collectively "Moral Rights"). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, the Executive hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent. The Executive agrees to confirm any such waivers and consents from time to time as requested by the Company.

6.       Non-Competition and Non-Solicitation.

         The Executive acknowledges that the Company has invested substantial time, money and resources in the development and retention of its Inventions, Confidential Information (including trade secrets), customers, accounts and business partners, and further acknowledges that during the course of the Executive's employment with the Company the Executive will have access to the Company's Inventions and Confidential Information (including trade secrets), and will be introduced to existing and prospective customers, accounts and business partners of the Company. The Executive acknowledges and agrees that the Company's business is international in scope. The Executive acknowledges and agrees that any and all "goodwill" associated with any existing or prospective customer, account or business partner belongs exclusively to the Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between the Executive and any existing or prospective customers, accounts or business partners. Additionally, the parties acknowledge and agree that the Executive possesses skills that are special, unique or extraordinary and that the value of the Company depends, in great part, upon his use of such skills on its behalf.

         In recognition of this, the Executive covenants and agrees that:

         (a) During the Term, and for a period of one (1) year thereafter, the Executive may not, without the prior written consent of the Board (whether as an employee, agent, servant, owner, partner, consultant, independent contractor, representative, stockholder or in any other capacity whatsoever), participate in any business that offers products or services directly competitive with any of those offered by the Company, or that were under active development by the Company during the Term (any such business, a "Competitor," any such products or services, "Competitive Services"), provided that nothing herein shall prohibit the Executive from (i) owning securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which does not exceed 3% of the outstanding shares of such corporation or (ii) after termination of his employment (x) participating in the business of a separately managed and operated division, subsidiary or affiliate of a Competitor, provided that such division, subsidiary or affiliate does not offer Competitive Services and the Executive has no business communications with employees of any division, subsidiary or affiliate of the Competitor that offers Competitive Services regarding the business of the competitive division, subsidiary or affiliate or (y) becoming affiliated with an entity that is not a Competitor but that is subsequently acquired by or merged with a Competitor, provided that, following such acquisition or merger, he is participating in the business of a separately managed and operated division, subsidiary or affiliate of the Competitor that does not offer Competitive Services and he has no business communications with employees of any division, subsidiary or affiliate of the Competitor that offers Competitive Services regarding the business of the competitive division, subsidiary or affiliate.

         (b) During the Term, other than in the course of the proper performance of his duties hereunder, and for a period of one (1) year thereafter, the Executive may not knowingly, directly or indirectly through another individual or individuals, entice, solicit or encourage any Company employee to leave the employ of the Company or any independent contractor to sever its engagement with the Company, absent prior written consent to do so from the Board.

         (c) During the Term, and for a period of one (1) year thereafter, the Executive may not knowingly, directly or indirectly through another individual or individuals, entice, solicit or encourage any customer, prospective customer, vendor, strategic partner or business associate of the Company (i) to cease doing business with the Company, reduce its relationship with the Company or refrain from establishing or expanding a relationship with the Company or (ii) for the purpose of offering Competitive Services.

7.       Non-Disparagement.

         (a) The Executive hereby agrees that during the Term, and for a period of one (1) year thereafter, the Executive will not intentionally make any public statement that is disparaging about the Company or any of its officers or directors, including, but not limited to, any public statement that disparages the products, services, finances, financial condition, capabilities or other aspect of the business of the Company.

         (b) The Company hereby agrees that during the Term and for a period of one (1) year thereafter its officers and directors will not intentionally make any public statement that is disparaging about the Executive, including, but not limited to, any statement that disparages the services, capabilities, performance or any other aspect of the Executive's relationship with the Company.

         (c) This Section 7 shall not prevent any person or entity subject to it from responding publicly to incorrect or disparaging public statements made in violation of this Section 7 to the extent reasonably necessary to correct or refute such public statements or from making truthful statements when necessary to enforce this Agreement or required by applicable law, by a court of law or an arbitrator, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with jurisdiction to do so.

8.       Provisions Necessary and Reasonable.

         (a) The Executive agrees that

                  (i) the provisions of Sections 4, 5, 6 and 7 of this Agreement are necessary and reasonable to protect the Company's Confidential Information, Inventions, and goodwill;

                  (ii) the specific temporal, geographic and substantive provisions set forth in Section 6 of this Agreement are reasonable and necessary to protect the Company's business interests in part because the Company's business is international in scope; and

                  (iii) in the event of any breach of any of the covenants set forth herein, the Company would suffer substantial irreparable harm and would not have an adequate remedy at law for such breach. In recognition of the foregoing, the Executive agrees that in the event of a breach or threatened breach of any of these covenants, in addition to such other remedies as the


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Company may have at law, without posting any bond or security, the Company shall be entitled to seek equitable relief, in the form of specific performance, and/or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available. The seeking of such injunction or order shall not affect the Company's right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach.

         (b) If any of the covenants contained in Sections 4, 5, 6 and 7 hereof, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect without regard to the invalid portions.

         (c) If any of the covenants contained in Sections 4, 5, 6 and 7 hereof, or any part thereof, is held to be unenforceable by a court of competent jurisdiction because of the temporal or geographic scope of such provision or the area covered thereby, the Parties agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision and, in its reduced form, such provision shall be enforceable.

9.       Representations.

         (a) Representations by the Executive.

                  (i) The Executive represents that the Executive has no agreement or other legal obligation with any prior employer, or any other person or entity, that restricts the Executive's ability to accept employment, or to perform any function for, the Company.

                  (ii) The Executive has been advised by the Company that at no time should the Executive divulge to or use for the benefit of the Company any trade secret or confidential or proprietary information of any previous employer; the Executive expressly acknowledges that the Executive has not to the best of his knowledge divulged or used any such information for the benefit of the Company.

                  (iii) The Executive acknowledges that the Executive has not and will not knowingly misappropriate any Invention that the Executive played any part in creating while working for any former employer.

                  (iv) The Executive acknowledges that the Company is basing important business decisions on these representations, and affirms that all of the statements included herein are true to the best of his knowledge.

         (b) Representations by the Company.

                  (i) The Company represents that it is fully authorized by all necessary action of its Board and any other body, entity or person whose action is required to enter into this Agreement and to perform its obligations under it and will, in a reasonably prompt manner, take all commercially reasonable actions necessary to allow performance of all obligations hereunder.

                  (ii) The Company acknowledges that the Executive has relied upon such representations in entering into this Agreement.


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

10.      Termination and Severance; Change of Control.

         Notwithstanding the provisions of Section 2 of this Agreement, the Executive's employment hereunder may terminate under the following circumstances:

         (a) Termination by the Company for Cause.

                  (i) The Company may terminate the Executive's employment under this Agreement for Cause at any time, subject to the requirements of Section 10(a)(ii) below. For purposes of this Agreement, "Cause" is defined as (A) the Executive's willful and material breach of the terms of this Agreement; (B) the Executive's commission of any felony or any crime involving moral turpitude; (C) willful gross neglect or willful misconduct by the Executive in connection with his position hereunder; or (D) the Executive's willful refusal to perform his duties hereunder.

                  (ii) A termination for Cause shall not take effect unless the provisions of this Section 10(a)(ii) are compiled with. The Executive shall be given written notification by the Board of the termination for Cause, such notification to state in reasonable detail the grounds on which the proposed termination for Cause is based. Such written notification shall be given within ninety (90) days of the Board learning of the grounds for such termination. The Executive shall be given ten (10) calendar days' written notice, a hearing before the Board and one opportunity to cure prior to a termination for Cause pursuant to Section 10(a)(i)(D).

                  (iii) Upon the termination for Cause of Executive's employment
(A) the Executive shall be entitled to Salary earned under this Agreement prior to the date of termination, any earned but unpaid bonus, and any accrued but unused vacation; and (B) any unvested stock options shall be forfeited and the Executive shall have three (3) months in which to exercise any vested stock options, provided however that if the basis for termination of Executive's employment constitutes Misconduct under the relevant Stock Option Agreements referred to above, then any unvested stock option shall terminate immediately and cease to be outstanding.

         (b) Termination by the Company Without Cause. The Executive's employment under this Agreement may be terminated without Cause (other than owing to death or Disability) by the Company, provided, however, that if the Company terminates the Executive's employment without Cause, or the Executive terminates his employment for Good Reason, as defined below, the Executive shall be entitled to:

                  (i) Salary through the date of termination;

                  (ii) a lump sum payment equal to Salary for a period of 12 months, at the annualized rate in effect on the date of termination, payable as provided for in Exhibit A hereto;

                  (iii) all outstanding options scheduled to vest within the one-year period following termination shall immediately become fully vested and exercisable and all vested options shall remain exercisable through the end of their originally scheduled terms;


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


                  (iv) continuation health coverage for the Executive and any eligible dependents covered as of the effective date of the termination, pursuant to COBRA, at the Company's expense for a period of 12 months; and

                  (v) in the event of termination occurring in the months of July through December of any given calendar year, a pro rata portion of the Annual Bonus for that year.

         As a condition of receiving severance benefits pursuant to this Section 10(b), the Executive shall execute and deliver to the Company prior to his receipt of such benefits a general release substantially in the form attached hereto as Exhibit A.

         (c) Termination by the Executive. The Executive may terminate his employment hereunder upon thirty days (30) days' written notice to the Company.

                  (i) In the event of termination by the Executive of his employment hereunder pursuant to this subsection 10(c) other than for Good Reason, (y) the Company may elect to pay the Executive during the notice period (or for any remaining portion of that period) the Salary and benefits at the rate of compensation the Executive was receiving immediately before such notice of termination was tendered in lieu of actual notice and (z) the Executive shall have the same entitlements as under Section 10(a)(iii) above.

                  (ii) The Executive may also terminate his employment hereunder for "Good Reason." For purposes of this Agreement, "Good Reason" shall mean termination by the Executive of his employment following the occurrence of any of the following events without his consent:

                           (A) a material breach of this Agreement by the Company;

                           (B) a material reduction in the Executive's duties or responsibilities;

                           (C) a change in the Executive's reporting relationship so that he no longer reports directly to the Board;

                           (D) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within a reasonable period after a merger, consolidation, sale or similar transaction; or

                           (E) a relocation of the Executive's principal worksite to a location 50 miles or more from the location of the Company's principal offices as of the Effective Date.

Provided, however, that the Executive must deliver to the Company written notice of his intention to terminate his employment with Good Reason within thirty (30) days following the Executive's discovery of the event or events constituting the grounds for the termination, and the Company shall have thirty (30) days following its receipt of such notice to cure such grounds prior to the effectiveness of such termination.

                  (iii) In the event the Executive terminates his employment under this Agreement for Good Reason, he shall have the same entitlements as under Section 10(b) above.

         (d) Death. In the event of the Executive's death during the Term, the Executive's employment hereunder shall immediately and automatically terminate, and the Company shall have no further obligation or duty to the Executive or his estate or beneficiaries other than for the Salary earned under this Agreement to the date of termination, any payments or benefits due under Company policies or benefit plans and, in the case of the Executive's death occurring during the months of July through December of any given calendar year, a pro rata portion of the Annual Bonus for that calendar year.

         (e) Disability. The Company may terminate the Executive's employment hereunder, upon written notice to the Executive, in the event that the Executive becomes disabled during the Term through any condition of either a physical or psychological nature and, as a result, is, with or without reasonable accommodation, unable to perform the essential functions of the services contemplated hereunder for (a) a period of ninety (90) consecutive days, or (b) for shorter periods aggregating one hundred twenty (120) days during any twelve
(12) month period during the Term. Any such termination shall become effective upon mailing or hand delivery of notice that the Company has elected its right to terminate under this subsection 10(e), and the Company shall have no further obligation or duty to the Executive other than for salary earned under this Agreement prior to the date of termination, any payments or benefits due under Company policies or benefit plans and, in the case of termination hereunder occurring during the months of July through December of any given calendar year, a pro rata portion of the Annual Bonus for that calendar year.

         (f) Effect of Non-Renewal. In the event that the Company gives notice of its election not to extend the Term of the Agreement for a Renewal Period pursuant to Section 2 above, the Company shall continue to pay the Executive full compensation as defined in Section 3 of this Agreement from the date the Executive receives such notice through the Expiration Date. The Executive shall not be entitled to any additional compensation other than any payments or benefits due under Company policies or benefit plans.

         (g) Change of Control. In the event a Change in Control or Hostile Takeover, as defined in the Company's 1999 Stock Incentive Plan (collectively a "Change of Control"), occurs on or before June 6, 2002, Fifty Percent (50%) of any unvested stock options granted to the Executive shall accelerate and vest in full immediately prior to the Change of Control, provided the Executive remains employed by the Company on the date of such Change of Control. Any remaining unvested stock options granted to the Executive shall vest in equal monthly installments over a period of twelve months from the date of the Change of Control, provided the Executive remains employed by the Company on such vesting dates. If (i) the Executive is terminated other than for Cause, Disability or death, or (ii) he terminates his employment for Good Reason, within 60 days prior to the announcement of a Change of Control or within twelve months from the effective date of the Change of Control, then all unvested stock options granted to the Executive shall accelerate and vest in full. If a Change of Control occurs after June 6, 2002, then all unvested stock options granted to the Executive shall accelerate and vest in full immediately prior to the Change of Control, provided the Executive remains employed by the Company on the date of such Change of Control.

         (h) Resignation from the Board. Upon the termination of his employment hereunder for any reason, the Executive agrees to immediately resign from his position on the Company's Board of Directors.

11.      Choice of Law.

         The Executive acknowledges that a substantial portion of the Company's business is based out of and directed from the State of New York. The Executive also acknowledges that during the course of the Executive's employment with the Company the Executive will have substantial contacts with New York.

         The validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of New York, without giving effect to conflicts of law principles. Both Parties agree that the exclusive venue for any action, demand, claim or counterclaim relating to the terms and provisions of Sections 4, 5, 6 and 7 of this Agreement, or to their breach, shall be in the state or federal courts located in the State and County of New York and that such courts shall have personal jurisdiction over the Parties to this Agreement.

12.      Miscellaneous.

         (a) Assignment.

                  (i) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns. Rights or obligations of the Company under this Agreement may be assigned or transferred by the Company pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it reasonably can in order to cause such assignee or transferee expressly to assume the liabilities, obligations and duties of the Company hereunder. The term the "Company" as used herein shall include such successors and assigns. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution.

                  (ii) The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, references in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiaries, estate or other legal representative.

         (b) Withholding. All salary and bonus payments required to be made by the Company to the Executive under this Agreement shall be subject to withholding taxes, social security and other payroll deductions in accordance with the Company's policies applicable to employees of the Company at the Executive's level.

         (c) Entire Agreement. Except as otherwise specifically provided for herein, this Agreement sets forth the entire agreement between the Parties and supersedes any prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive's employment. In the event of any inconsistency between any provision of this Agreement and any provision of any written plan, employee handbook or personnel manual of the Company or any of its affiliates, the provisions of this Agreement shall control unless the Executive otherwise agrees in a writing which expressly refers to the provision of this Agreement whose control he is waiving.

         (d) Amendments. Any attempted modification of this Agreement will not be effective unless signed by an authorized officer of the Company and the Executive.

         (e) Waiver of Breach. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be. The Executive understands that a breach by him of any provision of this Agreement may only be waived by an authorized officer of the Company.

         (f) Severability. If any provision of this Agreement should, for any reason, be held invalid or unenforceable in any respect by a court of competent jurisdiction, then the remainder of this Agreement, and the application of such provision in circumstances other than those as to which it is so declared invalid or unenforceable, shall not be affected, and each such provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         (g) Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered by private messenger, private overnight mail service, or, if to the Company, by facsimile (with confirmation in writing) as follows (or to such other address as either Party shall designate by notice in writing to the other in accordance herewith):

                  If to the Company:

                  Predictive Systems, Inc.
                  417 Fifth Avenue
                  New York, New York 10016
                  Fax number:  212.898.1331
                  Attn:  General Counsel

                  With a copy to:

                  Brobeck, Phleger & Harrison, LLP
                  1633 Broadway
                  47th Floor
                  New York, New York 10019
                  Attn: Daniel A. Weisberg, Esq.

                  If to Executive:

                  Andrew Zimmerman
                  c/o Predictive Systems, Inc.
                  417 Fifth Avenue
                  New York, New York 10016

         (h) Survival. The Executive and the Company agree that certain provisions of this Agreement shall survive the expiration or termination of this Agreement and the termination of the Executive's employment with the Company. Such provisions shall be limited to those within this Agreement which, by their express or implied terms, obligate either Party to perform any obligation, or create an entitlement that runs beyond the termination of the Executive's employment or termination of this Agreement.

         (i) Indemnification. The Executive shall be entitled to all rights of indemnification as provided for in the Company's certificate of incorporation and by-laws as presently in effect and/or applicable insurance policies.

         (j) Arbitration of Disputes. Any controversy or claim arising out of this Agreement or any aspect of the Executive's relationship with the Company including the cessation thereof (other than disputes with respect to alleged violations of the covenants contained in Sections 4, 5, 6 or 7 hereof, and the Company's pursuit of the remedies described in Section 8 hereof in connection therewith) shall be resolved by arbitration in accordance with the then existing Commercial Arbitration Rules of the American Arbitration Association, in New York, New York, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The parties shall split equally the costs of arbitration, except that each party shall pay its own attorneys' fees. The Parties agree that the award of the arbitrator shall be final and binding.

         (k) Rights of Other Individuals. Except as otherwise provided in this Agreement, this Agreement confers rights solely on the Executive and the Company. This Agreement is not a benefit plan and confers no rights on any individual or entity other than the undersigned.

         (l) Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which the Executive may qualify by the express terms of such benefit, bonus, incentive or other plan or program, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other written agreements with the Company or any of its affiliated companies which are signed by an authorized officer of the Company.

         (m) No Mitigation; No Offset. In the event of any termination of his employment hereunder, the Executive shall be under no obligation to seek other employment nor shall any amounts due him pursuant to Section 10(b) be offset by any other compensation received by the Executive.

(n) Headings. The Parties acknowledge that the headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

         (o) Advice of Counsel. The Executive and the Company hereby acknowledge that each Party has had adequate opportunity to review this Agreement, to obtain the advice of counsel with respect to this Agreement, and to reflect upon and consider the terms and conditions of this Agreement. The Parties further acknowledge that each Party fully understands the terms of this Agreement and has voluntarily executed this Agreement.

         (p) Counterparts. This Agreement may be executed in two or more counterparts.

         IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year set forth below.

EXECUTIVE                               Predictive Systems, Inc.


                                        By:
------------------------------------        ------------------------------------
Andrew Zimmerman
                                        Title:
                                              ----------------------------------

                                    EXHIBIT A

                              SEPARATION AGREEMENT
                               AND GENERAL RELEASE

         This Separation Agreement and General Release ("Agreement") is made and entered into this ____ day of _____, _____, by and between Predictive Systems, Inc. (hereinafter the "Company" or "Employer") and Andrew Zimmerman ("Employee") (hereinafter collectively referred to as the "Parties"), and is made and entered into with reference to the following facts.

                                    RECITALS

         WHEREAS, Employee was hired by the Company on or about ________, as a ____________; and

         WHEREAS, the Company and Employee have agreed to terminate their employment relationship effective ______, ____; and

         WHEREAS, the Parties each desire to resolve any potential disputes which exist or may exist arising out of Employee's employment with the Company and/or the termination thereof.

         NOW THEREFORE, in consideration of the covenants and promises contained herein, the Parties hereto agree as follows:

                                    AGREEMENT

         1. Agreement By the Company. In exchange for Employee's agreement to be bound by the terms of this entire Agreement, including but not limited to the Release of Claims in paragraph 2, the Company agrees to provide Employee with the benefits required pursuant to Section 10(b) of his Employment Agreement with the Company dated as of June 15, 2001 (the "Employment Agreement"), the terms of which are hereby incorporated by reference, to be paid within ten (10) days of the Company's receipt of this Agreement, fully executed by Employee, or as otherwise agreed in such Employment Agreement.

         Employee acknowledges that, absent this Agreement, he has no legal, contractual or other entitlement to the consideration set forth in this paragraph and that the amount set forth in this paragraph constitute valid and sufficient consideration for Employee's release of claims and other obligations set forth herein.

         2. Executive's Release of Claims. Employee hereby expressly waives, releases, acquits and forever discharges the Company and its divisions, subsidiaries, affiliates, parents, related entities, partners, officers, directors, shareholders, investors, executives, managers, employees, agents, attorneys, representatives, successors and assigns (hereinafter collectively referred to as "Releasees"), from any and all claims, demands, and causes of action which Employee has or claims to have, whether known or unknown, of whatever nature, which exist or may exist on Employee's behalf from the beginning of time up to and including the date of this

Agreement arising out of or related to the employment of Employee by the Company. As used in this paragraph, "claims," "demands," and "causes of action" include, but are not limited to, claims based on contract, whether express or implied, fraud, stock fraud, defamation, wrongful termination, estoppel, equity, tort, retaliation, intellectual property, spoliation of evidence, emotional distress, public policy, wage and hour law, statute or common law, claims for severance pay, vacation pay, debts, accounts, compensatory damages, punitive or exemplary damages, liquidated damages, and any and all claims arising under any federal, state, or local statute, law, or ordinance prohibiting discrimination on account of race, color, sex, age, religion, sexual orientation, disability or national origin, including but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, the Family and Medical Leave Act or the Employee Retirement Income Security Act. Anything to the contrary notwithstanding in this Agreement or the Employment Agreement, nothing herein shall release the Company from any claims or damages based on (i) any right the Executive may have to enforce this Agreement, (ii) any right or claim that arises after the date of this Agreement, (iii) any right the Employee may have to benefits or entitlement under any applicable plan, agreement, program, award, policy or arrangement of the Company that becomes payable or due after the date of this Agreement; (iv) the Executive's eligibility for indemnification in accordance with applicable laws or the certificate of incorporation and by-laws of the Company, or any applicable insurance policy, with respect to any liability he incurs or incurred as an employee, officer or director of the Company.

         3. Acceptance of Agreement/Revocation. This Agreement was received by Employee on ______, ____. Employee may accept this Agreement by returning a signed original to the Company. This Agreement shall be withdrawn if not accepted in the above manner on or before _______, which in no event shall be less than 21 days from date upon which he received this Agreement.

         4. Confidentiality. Employee understands and agrees that this Agreement, and the matters discussed in negotiating its terms, are entirely confidential. It is therefore expressly understood and agreed that Employee will not reveal, discuss, publish or in any way communicate any of the terms of this Agreement to any person, organization or other entity, with the exception of his immediate family members and professional representatives, including lawyers, financial and tax advisors, unless required by subpoena or court order or as necessary in connection with the enforcement of this Agreement. Employee and the Company further agree to abide by the provisions of Section 7 of the Employment Agreement with respect to disparagement.

         5. New York Law Applies; Disputes. This Agreement, in all respects, shall be interpreted, enforced and governed by and under the laws of the State of New York without giving effect to conflict of law principles. Any and all actions relating to this Agreement shall be filed and maintained in the federal and/or state courts located in the State and County of New York, and the parties consent to the jurisdiction of such courts. In any action arising out of this Agreement, or involving claims barred by this Agreement, each shall pay its own costs of suit, including reasonable attorneys' fees.

         6. Voluntary Agreement. EMPLOYEE UNDERSTANDS AND AGREES THAT HE MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY SIGNING THIS

AGREEMENT, AND REPRESENTS THAT HE HAS ENTERED INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, WITH A FULL UNDERSTANDING OF AND IN AGREEMENT WITH ALL OF ITS TERMS.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the dates provided below.



DATED:  June 15, 2001                     Predictive Systems, Inc.



                                          By: /s/ William W. Wyman
                                              --------------------

                                          Its: Chairman
                                               --------



DATED:  June 15 ,2001                     Andrew Zimmerman


                                          /s/ Andrew Zimmerman
                                          --------------------